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                                                             EXHIBIT 99.22(d)(2)

                   SECOND MASTER INVESTMENT ADVISORY AGREEMENT

                                     BETWEEN

                             THE VANTAGEPOINT FUNDS

                                       AND

                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

AGREEMENT, made the 3rd day of January 2005, between The Vantagepoint Funds ("VF") and Vantagepoint Investment Advisers, LLC ("VIA").

                                    RECITALS

(1) VF is an open-end, diversified management investment company organized as a Delaware business trust and registered under the Investment Company Act of 1940. The VF is organized as a "series" investment company, and offers a number of distinct investment portfolios (together, the "VF Funds").

(2) VIA has been established to provide investment advisory services to each of the VF Funds and to manage and supervise other investment advisers who provide such services to the VF and the VF Funds.

(3) VF and VIA wish to enter into this Second Master Investment Advisory Agreement (the "Agreement"), under which VIA will render investment advisory services to the VF Funds listed on the schedule attached hereto (each a "Fund" and together, the "Funds"), and any additional schedule(s) attached in the future by agreement of VF and VIA, and manage and supervise other investment advisers who provide such services to the Funds and also will furnish operational support to each such Fund. This Agreement includes payment provisions under which amounts are paid by VF to VIA for services and support rendered under this Agreement.

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                                    AGREEMENT

                                    Article I

                                     GENERAL

SECTION 1.01 Definitions. Unless otherwise specifically provided herein, capitalized terms have the meanings ascribed in the Agreement and Declaration of Trust of The Vantagepoint Funds dated July 28, 1998, as amended and hereafter amended.

                                   Article II

                   INVESTMENT ADVISORY AND MANAGEMENT SERVICES

SECTION 2.01 Appointment of Adviser. VF hereby appoints VIA to act as the investment adviser to VF and the Funds and, as applicable, to manage and supervise other investment advisers who provide services to VF and the Funds under the terms and conditions set forth in this Agreement. VIA accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

SECTION 2.02 Duties Relating to the Funds. Subject to the supervision of the Board of Directors of VF, VIA shall manage the investment operations of the VF and the Funds and the composition of each Fund's portfolio in accordance with its investment objectives, policies and restrictions set forth in the current prospectus and statement of additional information for VF and such additional guidelines as may be established from time to time by VF. In performing such services, VIA shall use its best informed judgment, and shall have the following responsibilities:

      (a) VIA shall supervise and direct each Fund's investments and shall have the discretion to determine from time to time what investments, securities, commodities or financial futures contracts or options thereon ("futures") will be purchased, retained, sold or lent by a Fund and what portion of its assets will be invested or held uninvested as cash;

      (b) Subject to the receipt of such approvals of the Board of Directors of VF and the shareholders of the VF Funds as may be required by law, VIA may discharge its responsibilities to VF and the Funds through the appointment of one or more subadvisers ("Subadvisers") as provided in Section 2.03 below to which it may delegate the responsibilities granted to it herein;

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      (c) Subject to the limits set forth below, VIA may place orders, pursuant to its determinations as to what securities or other instruments should be purchased or sold on behalf of a Fund, with or through such persons, brokers, dealers or futures commissions merchants as it may select; VIA may delegate this authority to Subadvisers duly appointed by it and approved by the Board of Directors of VF;

      (d) VIA shall furnish VF's Board of Directors such periodic and special reports as the Board may request, including reports on the nature and quality of services provided by Subadvisers. VIA shall provide such information as the Board of Directors may request and such information as shall be reasonably necessary to evaluate the terms of any investment advisory contract;

      (e) VIA may cause each Fund to keep such portion of its assets in cash or cash balances as VIA, from time to time, may deem to be in the best interest of such Fund without liability for interest thereon;

      (f) VIA shall maintain, and cause Subadvisers to maintain, books and records with respect to its and their services to the Funds in accordance with good practice, applicable federal and state securities laws, and such instructions as may be provided to it by VF from time to time;

      (g) VIA shall provide, or cause the Subadvisers to provide, to each custodian of the assets of, and accountant or bookkeeper for, each Fund, in a timely fashion all requisite information relating to transactions concerning the assets of VF.

      (h) VIA may, and may authorize Subadvisers to, unless specifically instructed to the contrary by the Board of Directors of VF, vote upon all general or specific proxies relative to stocks, bonds, or other securities held in a Fund, give general or specific powers of attorney with or without power of substitution; exercise any conversion privileges, subscription rights, or other options, and make any payments incidental thereto; oppose, or consent to, or participate in, any corporate reorganization or other changes affecting corporate securities, participate in any class action lawsuit the subject of which is a security (or issuer of a security) held by a Fund, and delegate discretionary powers, and pay any assessments or charges in connection therewith; and generally exercise any of the powers of an owner with respect to stocks, bonds, securities or other property held as part of VF property;

      (i) For those Funds that are established and operated for the purpose of investing in one or more other VF Funds, VIA shall furnish to such Funds advice with respect to an appropriate allocation of assets to achieve the stated investment objective of each such Fund, shall monitor the performance of such Funds to reassess the appropriateness of those allocations, and shall periodically rebalance the assets in such Funds to conform to those allocations.

SECTION 2.03 Subadvisers. Subject to the receipt of such approvals of the Board of Directors of VF and the shareholders of the VF Funds as may be required

                                      -3-
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by law or the terms of any applicable order of exemption issued by the
Securities and Exchange Commission, VIA is authorized to enter into agreements on behalf of VF with Subadvisers under which the Subadvisers agree to perform all or any portion of the management and advisory duties with respect to all or any portion of the Funds. In the event VIA enters into one or more such agreements, VIA will retain the authority and responsibility to monitor and review the performance of each Subadviser. VIA may negotiate contracts that specify investment subadvisory fees and provide for payment of such fees directly by VF, and delegate to the Subadvisers responsibility for the day-to-day investment operations of the Funds with respect to which the Subadvisers are hired, including any or all of the responsibilities set forth in
Section 2.02 hereof, except the power to enter into contracts with Subadvisers. Each such contract with a Subadviser shall provide that it is terminable by VIA or the Board of Directors of VF, or the vote of the majority of the outstanding voting securities of the relevant Fund, without penalty, upon no more than 60 days written notice to the Subadviser.

SECTION 2.04 Fund Design. From time to time, VIA may develop new Funds for VF responsive to the evolving needs of existing and potential Shareholders and shall periodically evaluate the objectives and performance of each existing Fund, and shall provide a recommendation to the Board of Directors of VF as to whether such Fund should continue to be offered or whether its objectives, policies, or strategies should be modified.

SECTION 2.05   Fees for Services. For the services to be provided under this
Article II, each Fund listed on an attached schedule to this Agreement shall pay to VIA an advisory fee based upon its average daily net assets in the VF computed at the annual rate(s) specified on such schedule. Fees shall be calculated and accrued daily and paid monthly.

Fees charged by Subadvisers will be paid by the respective Fund directly to such Subadvisers in accordance with the terms of Section 2.03.

                                   Article III

                               OPERATIONAL SUPPORT

SECTION 3.01   Office Space and General Services.

      (a) VIA shall provide VF with such office space as shall be required for the operation of the VF.

      (b) VIA shall furnish to each Fund such additional services and professional support to operate the Fund as the Board of Directors or the officers of VF shall from time to time specify.

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SECTION 3.02   Reimbursement to VIA. Each Fund shall reimburse VIA on a monthly basis for the expenses, including costs of insurance, professional services, printing and mailing, office space and facilities and transportation, and other costs and expenses, incurred by VIA in providing operational support to such Fund pursuant to this Article III.

                                   Article IV

                                  OTHER MATTERS

SECTION 4.01 Billing Procedures. VIA will submit monthly an itemized statement of fees and expenses for services rendered to each Fund under this Agreement to the President of VF or his/her designee.

SECTION 4.02 Liability. VIA shall not be liable to VF or any Fund for any error of judgment or mistake of law or for any loss suffered by such Fund in connection with the matters to which this Agreement relates, except a loss resulting from misfeasance, bad faith or negligence on the part of VIA in the performance of its duties or from reckless disregard by it of its duties under this Agreement. Nothing in this Section 4.02 shall constitute a waiver by VF of any rights it or any Fund may have under applicable federal or state securities laws.

SECTION 4.03   Delivery of Documents by VF and VIA.

      (a) VF has delivered to VIA copies of each of the following documents and will deliver to it all future amendments and supplements thereto if any:

            (i) The Agreement and Declaration of Trust of VF dated July 28, 1998, as amended;

            (ii)  The By-laws of The Vantagepoint Funds, as amended; and

            (iii) Certified resolutions of the Board of Directors of VF authorizing the appointment of VIA and approving this Agreement and authorizing the appointment of any Subadviser and approving the Agreement with such Subadviser; and

      (b)   (i)   VIA shall submit its audited financial statements to VF within
                  120 days of the close of each calendar year.

            (ii) VIA shall submit to VF VIA's current SEC Form ADV, and shall submit to VF updated copies of Form ADV from time to time as updates occur.

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SECTION 4.04   Effective Date, Duration and Termination.

      (a) This Agreement shall be effective with respect to each Fund on the date specified on the relevant schedule and shall have an initial term of one
(1) year. This Agreement shall continue automatically with respect to each Fund for successive periods of one calendar year upon the annual approval of the Board of Directors of VF, including a majority of those Directors of the Board of VF who are not "interested persons" as that term is defined in the Investment Company Act of 1940, or by a vote of a majority of the outstanding voting securities of such Fund.

      (b) This Agreement may be terminated with respect to a Fund by the Board of Directors of VF or majority of outstanding voting securities of such Fund or VIA at any time, without the payment of any penalty, on sixty (60) days' written notice to the other party.

      (c) In the event this Agreement is terminated, each Fund shall pay to VIA any outstanding amounts payable under the terms of this Agreement that have accrued with respect to such Fund as of the effective date of termination.

SECTION 4.05 Assignment. This Agreement shall automatically terminate in the event of its assignment.

SECTION 4.06 Amendment. This Agreement may be amended only by an instrument in writing executed by both parties.

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SECTION 4.07    Miscellaneous.

      (a) The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      (b) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (c) This Agreement supersedes any other agreement between the parties concerning the matters covered herein.

SECTION 4.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

AGREED:

THE VANTAGEPOINT FUNDS

By:      /s/ Paul F. Gallagher
         -----------------------------------

Title:   Secretary

Date:    January 3, 2005

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:      /s/ Paul F. Gallagher
         -----------------------------------

Title:  Secretary

Date:    January 3, 2005

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
                                    SCHEDULE

                                       TO

                   SECOND MASTER INVESTMENT ADVISORY AGREEMENT

                                     BETWEEN

                             THE VANTAGEPOINT FUNDS

                                       AND

                      VANTAGEPOINT INVESTMENT ADVISERS, LLC


            LIST OF FUNDS COVERED BY THIS AGREEMENT AND FEE SCHEDULE


   NAME OF FUND                 ANNUAL RATE OF FEE        EFFECTIVE DATE
   ------------                 ------------------        --------------
                          (AS OF % OF AVERAGE DAILY NET
                                   ASSETS)
MILESTONE RETIREMENT                  0.10%               JANUARY 3, 2005
INCOME FUND
MILESTONE 2010 FUND                   0.10%               JANUARY 3, 2005
MILESTONE 2015 FUND                   0.10%               JANUARY 3, 2005
MILESTONE 2020 FUND                   0.10%               JANUARY 3, 2005
MILESTONE 2025 FUND                   0.10%               JANUARY 3, 2005
MILESTONE 2030 FUND                   0.10%               JANUARY 3, 2005
MILESTONE 2035 FUND                   0.10%               JANUARY 3, 2005
MILESTONE 2040 FUND                   0.10%               JANUARY 3, 2005

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